Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com
Targa Resources Partners LP Agrees to Acquire Assets from Targa Resources, Inc.
HOUSTON, August 9, 2010 – Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners” or the “Partnership”) announced today that it has agreed to acquire Targa Resources, Inc.’s 63% interest in Versado Gas Processors, L.L.C. (“Versado System”), a joint venture that is 63% owned by Targa Resources, Inc. (“Targa” or the “Company”) and 37% owned by Chevron U.S.A. Inc. The natural gas gathering and processing business is located in West Texas and New Mexico. Total value of the transaction is approximately $230 million, subject to certain adjustments.
“This acquisition will be immediately accretive to NGLS unit holders and will enhance the Partnership’s existing presence in the Permian Basin in West Texas. This business increases the Partnership’s scale and geographic diversity and continues to position the Partnership for future growth. The Versado System is well positioned to benefit from increased infield oil well drilling and gas production that is rich in NGL content,” said Rene Joyce, Chief Executive Officer of the Partnership’s general partner and of Targa.
Highlights of the business interests to be acquired by the Partnership include:
•	The Versado System consists of the Saunders, Eunice and Monument gas processing plants and related gathering systems with aggregate refrigerated cryogenic processing capacity of 280 MMcf per day (176 MMcf per day net to the Partnership’s interest upon closing).

•	The gathering systems consist of approximately 3,100 miles of natural gas gathering pipelines.

•	Gross inlet throughput for the six months ended June 30, 2010 was approximately 185 MMcf per day with recovered gas liquids content of approximately 4.7 gallons per Mcf.
Please reference the Versado System information tables located on page two of this release for historical operating performance and financial information.
Consideration to Targa will consist primarily of cash. The Partnership expects to finance the acquisition over time through a combination of debt and equity as market conditions permit, consistent with its stated capital management strategy. The transaction is anticipated to close in the third quarter of this year.

2010 Volume, Hedging and Capital Expenditure Outlook; Contract Mix
The equity volumes associated with the Versado System are hedged at similar levels to those currently at the Partnership. Including the equity volumes and hedges associated with the Versado System, the Partnership projects that approximately 85-90% of the equity volumes of natural gas and more than 70% of combined NGL and condensate volumes are hedged for the six months ended December 31, 2010. We project that full year 2010 inlet volumes for the Versado System will approximate those of 2009. Almost all volumes are processed under percent of proceeds contracts.
Net of ownership interests and certain reimbursement provisions pursuant to the purchase and sale agreement (“PSA”) between the Partnership and Targa related to maintenance capital expenditures, we estimate maintenance capital expenditures associated with the Versado System will be approximately $5 million for the six month period ending December 31, 2010.
Versado System Operating and Financial Information

				2008		2009
			Approximate	Approximate	2008	Approximate	2009
			Gross	Gross Inlet	Approximate	Gross Inlet	Approximate
			Processing	Throughput	Gross NGL	Throughput	Gross NGL
	%	County or	Capacity	Volume	Production	Volume	Production
	Owned	Parish	(MMcf/d) (2)	(MMcf/d) (2)	(MBbl/d) (2)	(MMcf/d) (2)	(MBbl/d) (2)
Versado System
Saunders (1)	63.0	Lea, NM	70.0	55.4	5.9	51.4	6.2
Eunice (1)	63.0	Lea, NM	120.0	85.0	9.3	85.7	10.1
Monument (1)	63.0	Lea, NM	90.0	70.6	6.3	61.7	5.9

Area Total			280.0	211.0	21.5	198.8	22.2

(1)	These plants are part of the Versado Gas Processors L.L.C. joint venture with Chevron (“Versado System”).

(2)	Operating statistics represent 100% interest of which the Partnership will own 63% upon closing.
For the six months ended June 30, 2010, Targa reported the following financial information about the Business:

Six Months Ended
June 30, 2010 (1)
(in millions)
Revenues	$172.3
Product Purchases	120.9
Gross Margin	51.4

Operating Expenses	15.2

Operating Margin	$36.2

(1)	Financial results represent 100% interest of which the Partnership will own 63% upon closing.

Additional Notes
The Board of Directors of the general partner of the Partnership approved the transaction based on a recommendation from its Conflicts Committee which consists entirely of independent directors. Tudor, Pickering, Holt & Co. Securities, Inc. acted as financial advisor and rendered a fairness opinion to the Conflicts Committee. Evercore Partners acted as a financial advisor to Targa.
About Targa Resources Partners
Targa Resources Partners was formed by Targa to engage in the business of gathering, compressing, treating, processing and selling natural gas and fractionating, treating and selling natural gas liquids and natural gas liquids products. Targa Resources Partners owns an extensive network of integrated gathering pipelines and natural gas processing plants and currently operates in the Permian Basin in West Texas, the Fort Worth Basin in North Texas and the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. A subsidiary of Targa is the general partner of Targa Resources Partners. Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000. For more information, visit www.targaresources.com.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Investor contact:
713-584-1133
Anthony Riley
Sr. Manager — Finance / Investor Relations
Matthew Meloy
Vice President — Finance and Treasurer

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